UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2020

Windtree Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Kelly road, Suite 100, Warrington, Pennsylvania		18976
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 488-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

AEROSURF Funding Term Sheet

On March 18, 2020, Windtree Therapeutics, Inc. (the “Company”) entered into a binding term sheet (the “Term Sheet”) with Lee’s Pharmaceutical (HK) Ltd. (“Lee’s”), pursuant to which the parties agreed that Lee’s would provide financing for the continued development of the Company’s product candidate, AEROSURF.

The Term Sheet provides that in connection with the development of AEROSURF, Lee’s will make non-refundable payments to the Company in the amount of (a) $1 million no later than April 1, 2020, (b) $1.4 million no later than July 1, 2020 and (c) $1.5 million no later than September 1, 2020; provided, however, that the amount of the last payment will be reduced to $400,000 if on or prior to August 31, 2020 (i) the Company receives net proceeds from the sale of its equity securities of at least $4.5 million and (ii) the Company’s common stock becomes listed on the Nasdaq National Market or the Nasdaq Global Market. The parties have agreed that they will negotiate in good faith to determine the terms of definitive agreement prior to September 1, 2020. The definitive agreement will set forth additional semi-annual non-refundable payments to fund the continued development of AEROSURF after September 30, 2020.

The Term Sheet provides that, until such time as the Company has repaid 125% of the amounts funded by Lee’s for the development of AEROSURF, the Company will pay to Lee’s 50% of all revenue amounts and payments received by the Company for any sale, divesture, license or other development and/or commercialization of the KL4/AEROSURF patent portfolio, excluding (i) payments for bona fide research and development services; (ii) reimbursement of patent expenses and (iii) all amounts paid to the Company under the License, Development and Commercialization Agreement between the Company and Lee’s dated as of June 12, 2017 (as amended, the “License Agreement”), and subject to reduction for any payments made by the Company with respect to third party intellectual property not previously funded by Lee’s.

The Term Sheet also provides that Lee’s and the Company will amend existing provisions of the License Agreement to reduce future royalty payments payable to the Company from Lee’s on net sales of certain licensed products, reducing the range of such royalty payment percentage from a range of high single to low mid-double digits to a range of mid-single to low-double digits.

O-Bank Facility

On March 20, 2020, the Company renewed the Comprehensive Credit Facility Agreement (the “Credit Facility”) entered into by and among CVie Therapeutics Limited, a wholly-owned subsidiary of the Company, as borrower, Lee’s Pharmaceutical Holdings Limited, as guarantor and O-Bank Co., Ltd., as lender. In connection with the renewal of the Credit Facility, the total amount of the credit facility was decreased to TWD 150,000,000 (approximately $5.0 million), the interest rate was increased to the Taiwan Interbank Offered Rate (TAIBOR) plus 1.17%, and the term of the Credit Facility was extended to a non-revolving term of 24 months from February 18, 2020 to February 17, 2022. All amounts due under the Credit Facility will be payable upon the earlier of (i) six months after February 17, 2022 or (ii) two years after the drawdown date.

The foregoing descriptions are only a summary of certain of the provisions of the Credit Facility and the Term Sheet and are qualified in their entirety by the underlying agreements, which will each be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under the heading “O-Bank Facility” contained in Item 1.01 of this Current Report on Form 8-K with respect to the credit facility is incorporated by reference herein and made a part hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Windtree Therapeutics, Inc.

By:	/s/ Craig Fraser
Name:	Craig Fraser
Title:	President and Chief Executive Officer

Date: March 23, 2020